ENGAGEMENT LETTER
INTERIM CFO

January 7, 2010

Mr. Luis Saenz
Interim Chief Executive Officer
Li3 Energy Inc.
Lima, Peru

Dear Mr. Saenz:

To reflect our recent discussions, Marin Management Services, LLC (“MMS”) is pleased to provide Li3 Energy, Inc. (“Li3 Energy”) with this Interim CFO Engagement Letter (the “Engagement Letter”) describing Interim CFO Services for the period beginning December 1, 2009 and continuing until Li3 Energy decides to terminate this Engagement Letter.

MMS will make Eric E. Marin available to conduct the Interim CFO Services described herein, which include activities to address any requests provided by Li3 Energy, SEC filing reviews and approvals, accounting process and procedure creation, and internal control process development.

Interim CFO Services shall specifically include, but shall not be limited to, reviewing Li3 Energy’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to the filing of such reports with the SEC and the signing of such reports and related certifications in the capacity as interim CFO and interim principal financial officer.

Interim CFO Services will be executed on a Time and Materials basis at the discounted rate of $200 U.S. an hour plus any applicable expenses. Invoices will be submitted on a monthly basis and will be due within 15 days.

Interim CFO Services shall be performed primarily at the MMS offices located in Houston, Texas.  The parties acknowledge, however, that Mr. Marin may be required to travel in connection with the performance of his duties hereunder.

1 of 3

The parties intend and acknowledge that Mr. Marin is acting as an independent contractor and not as an employee of Li3 Energy. Further and for the duration of the period that MMS or Mr. Marin provides services under this Engagement Letter, Mr. Marin will be recognized as an insured person as defined in Li3 Energy’s liability insurance policy that covers directors and officers.

Mr. Marin shall have full discretion in determining the amount of time and activity to be devoted to rendering the services contemplated under this Engagement Letter and the level of compensation to MMS or Mr. Marin is not dependent upon any preordained time commitment or level of activity.

Li3 Energy acknowledges that MMS and Mr. Marin shall remain free to accept other consulting engagements of a like nature to the engagement under this Engagement Letter. Nothing in this engagement Letter shall be construed to create any partnership, joint venture or similar arrangement between Li3 Energy and MMS or Mr. Marin or to render either party responsible for any debts or liabilities of the other.

Mr. Marin’s obligations under this engagement letter are personal in nature and may not be assigned by Mr. Marin to any other person or entity.

Mr. Marin understands that Li3 Energy and/or its affiliates from time to time, may impart to him confidential information, whether such information is written, oral or graphic (the “Confidential Information”).  Such Confidential Information includes, without limitation, internal financial information of the Company or its affiliates.  Mr. Marin hereby acknowledges Li3 Energy’s exclusive ownership of such Confidential Information and agrees: (1) only to use the Confidential Information to provide services to Li3 Energy and its affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by Li3 Energy. Upon demand by Li3 Energy or upon termination of Mr. Marin’s contractual relationship with Li3 Energy, Mr. Marin will deliver to Li3 Energy all manuals, photographs, recordings and any other documents containing Confidential Information, which are in Mr. Marin’s possession, custody or control.

Li3 Energy shall not be responsible for any withholding in respect of taxes or any other deductions in respect of the fees to be paid to MMS and Mr. Marin and all such amounts shall be paid without any deduction or withholding.

2 of 3

Please do not hesitate to contact me should you have any questions or comments regarding this Engagement Letter.

We look forward to continuing our relationship and thank you again for your confidence in us.

Sincerely,

/s/ Eric E. Marin

Eric E. Marin
President & CEO
Marin Management Services

Please signify your understanding and acceptance of this Engagement Letter by executing below.

Name:	Luis Saenz

Title:	Interim CEO

Company Name:	Li3 Energy, Inc.

Date:	13/01/10

Signature:	/s/ Luis Saenz

3 of 3